Source Lakeland Industries, Inc.



Lakeland Reports Fiscal Year 2005 Guidance

RONKONKOMA, NY, May 27, 2004 - Lakeland Industries, Inc. (National NASDAQ
Symbol: LAKE), a leading manufacturer of industrial protective clothing for Homeland Security and other industrial applications, today reported net sales and net income per common share guidance for fiscal year 2005. Management expects net sales to be between $99 million and $100 million and net income per common share to be between $1.50 and $1.60 for the fiscal year ended January 31, 2005.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "estimates" "could," "should," "may," "feels," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks. Actual results may differ materially from those projected. The company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information on the Company see http/www.Lakeland.com - See our products in Green or Financial Info in Black or contact:

Christopher J. Ryan
Lakeland Industries Inc.
Tel. # 631-981-9700 Fax # 631-981-9751
E-mail:  chrisr@lakeland-ind.com